UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 18, 2003

Central European Distribution Corporation

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24341	54-1865271
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1343 Main Street, Suite 301, Sarasota, Florida	34236
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:    (941) 330-1558

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 4.     Changes in Registrant’s Certifying Accountant

On March 18, 2003, the registrant’s audit committee dismissed Ernst & Young Audit sp. z o.o. (“E&Y”) as the registrant’s principal accountant, and appointed PricewaterhouseCoopers (“PWC”) as the registrant’s new principal accountant. E&Y’s report on the registrant’s financial statements for fiscal 2001 and 2002 did not contain an adverse opinion or a disclaimer of opinion, nor was qualified or modified as to uncertainty, audit scope or accounting principles. The decision to change accountants was recommended and approved by the registrant’s audit committee.

During fiscal 2001 and 2002, there were no disagreements with E&Y on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement(s), if not resolved to the satisfaction of E&Y, would have caused it to make reference to the subject matter of the disagreement(s) in connection with their report.

The registrant has engaged PWC as its new independent accountant on March 18, 2003. During 2001 and 2002, neither the registrant (nor someone on its behalf) engaged PWC regarding either the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the registrant’s financial statements, or any matter that was either the subject of a “disagreement” or a “reportable event,” both as such terms are defined in Item 304 of Regulation S-K promulgated under the Securities Act of 1933, as amended.

The registrant has requested E&Y to furnish the registrant with a letter addressed to the Commission stating whether it agrees with the statements made by the registrant in this current report and, if not, stating the respects in which it does not agree. The letter is unavailable at the time of filing of this current report. The registrant has requested E&Y to provide this letter as promptly as possible so that the registrant can file the letter with the Commission within 10 business days after the filing of this report. Notwithstanding the 10 business day period, the registrant will file the letter by amendment within two business days of receipt.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 25, 2003	Central European Distribution Corporation By: /s/ JAMES H. ARCHBOLD James H. Archbold Secretary

Exhibit

16.1        Letter from Ernst & Young Audit sp. z o.o.*

*	To be filed by amendment